Filed Pursuant to Rule 424(b)(3) and (c)

Registration No. 333-95487

PROSPECTUS SUPPLEMENT NO. 6

(TO PROSPECTUS DATED JANUARY 27, 2000)

HEALTH CARE PROPERTY INVESTORS, INC.

1,186,494 SHARES OF COMMON STOCK(1)

This Prospectus Supplement No. 6 supplements and amends the Prospectus dated January 27, 2000, as previously amended (the “Prospectus”), relating to the possible issuance of our common stock, from time to time, to the holders of non-managing member units in HCPI/Utah, LLC and the possible resale of shares of our common stock by these holders. The information in this Prospectus Supplement has been obtained from the selling holder listed herein. This Prospectus Supplement should be read in conjunction with the Prospectus.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Holders” in the Prospectus:

Name	Non-Managing Member Units of HCPI/Utah, LLC Owned of Record Prior to the Exchange(2)(3)	Common Stock Beneficially Owned(1)(2)(4)	Common Stock Offered Hereby(1)	Common Stock Beneficially Owned Following the Offering(1)(2)(4)(5)
				Shares	Percent
The Children’s Museum of Utah	40,403	80,806	54,620	26,186	*

*	Represents less than 1% of the total outstanding shares of our common stock.
(1)	Reflects the adjustment for the 2-for-1 stock split in the form of a stock dividend on issued and outstanding shares of our common stock that was distributed after the close of business on March 1, 2004 to holders of record of our common stock at the close of business on February 4, 2004.

(2)	Based on information provided to us by the holder of the non-managing member units as of August 23, 2004. Includes 13,093 non-managing member units of HCPI/Utah, LLC owned by The Children’s Museum of Utah or the 26,186 shares of our common stock into which such units are exchangeable, as applicable, which are not covered by this Prospectus Supplement. We are offering these 26,186 shares of our common stock pursuant to Prospectus Supplement No. 3, Registration No. (333-99063) filed with the Securities and Exchange Commission on September 29, 2004.

(3)	The Children’s Museum of Utah obtained (i) 13,655 non-managing member units of HCPI/Utah, LLC in an assignment from Kem C. Gardner, who obtained the non-managing member units of HCPI/Utah, LLC from The Kem C. Gardner Family Partnership, Ltd., which obtained (A) 4,747 of the non-managing member units of HCPI/Utah, LLC in an assignment from The Boyer Company, L.C., which obtained the non-managing member units of HCPI/Utah, LLC in an assignment from Boyer Elko, L.C., a selling holder listed in the Prospectus; (B) 4,446 of the non-managing member units of HCPI/Utah, LLC in an assignment from Boyer-Salt Lake Industrial Clinic Associates, Ltd., a selling holder listed in the

Prospectus; and (C) 4,462 of the non-managing member units of HCPI/Utah, LLC in an assignment from The Boyer Company, L.C. which obtained the non-managing member units of HCPI/Utah, LLC in an assignment from Boyer Primary Care Clinics Associates, Ltd. #2, a selling holder listed in the Prospectus, and (ii) 13,655 non-managing member units of HCPI/Utah, LLC in an assignment from H. Roger Boyer, who obtained the non-managing member units of HCPI/Utah, LLC from the H. Roger Boyer Family Partnership, Ltd., which obtained the non-managing member units of HCPI/Utah, LLC in an assignment from The Boyer Company, L.C., which obtained the non-managing member units of HCPI/Utah, LLC in an assignment from Boyer Elko, L.C., a selling holder listed in the Prospectus.

(4)	Assumes the selling holder exchanges all of the non-managing member units of HCPI/Utah, LLC originally issued on or prior to August 17, 2001 beneficially owned by it for shares of our common stock. Also assumes that no transactions with respect to our common stock or the non-managing member units occur other than the exchange or the exchange and the offering, as applicable.

(5)	Contemplates the sale of all of the common stock offered hereby.

Investing in our common stock involves a high degree of risk. Please consider the “Risk Factors” beginning on page 1 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 29, 2004.